Exhibit 10.1
EXECUTION VERSION

THIS OMNIBUS AMENDMENT (this “Amendment”) is entered into as of December 30, 2015, by and among:

(i)	REXNORD FUNDING LLC, as an Originator, as the Buyer and as the Borrower (“Rexnord Funding”);

(ii)	ZURN INDUSTRIES, LLC, as an Originator (“Zurn Industries”);

(iii)	ZURN PEX, INC., as an Originator (“Zurn Pex”);

(iv)	RODNEY HUNT – FONTAINE INC., as an Originator (“Rodney Hunt”);

(v)	GA INDUSTRIES, LLC, as an Originator (“GA Industries”);

(vi)	REXNORD INDUSTRIES, LLC, as the Servicer (“Rexnord Industries”);

(vii)	GENERAL ELECTRIC COMPANY (“GE”) as successor by merger to General Electric Capital Corporation, as Administrative Agent; and

(viii)	the Swing Line Lender and the Lenders signatory hereto, which constitute the Requisite Lenders.
Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the “Sale and Servicing Agreement” (as defined below) or if not defined therein, as defined in the “Funding Agreement” (as defined below).
PRELIMINARY STATEMENTS
A.    Rexnord Funding, as an originator and as the buyer, Zurn Industries, as an originator, Zurn Pex, as an originator (Rexnord Funding, Zurn Industries and Zurn Pex, collectively the “Existing Originators”), and Rexnord Industries, as the servicer, are party to that certain Receivables Sale and Servicing Agreement, dated as of September 26, 2007 (as amended, restated, supplemented or modified from time to time prior to the date hereof, the “Sale and Servicing Agreement”).
B.    Rodney Hunt and GA Industries (collectively, the “New Originators” and each a “New Originator”) desire to become parties to the Sale and Servicing Agreement as “Originators”.
C.    Rexnord Funding, as the borrower, GE, as the administrative agent, the Swing Line Lender and the Lenders from time to time party thereto, are party to that certain Amended and Restated Receivables Funding and Administration Agreement, dated as of May 20, 2011 (as amended, restated, supplemented or modified from time to time prior to the date hereof, the “Funding Agreement” and together with the Sale and Servicing Agreement, the “Agreements”).
D.    Each of the parties hereto desires to amend each of the Agreements to which it is a party on the terms and conditions set forth herein.

SECTION 1. Joinder of New Originators to the Sale and Servicing Agreement.
1.01    By its respective signature below, (a) each New Originator hereby agrees to become a party to the Sale and Servicing Agreement as an “Originator” thereunder, and to assume all of the obligations and liabilities of, and be bound by all of the terms, covenants, agreements and conditions with respect to, an Originator under the Sale and Servicing Agreement and the other Related Documents, and (b) Rexnord Funding, the Existing Originators, Rexnord Industries, the Lenders and the Administrative Agent consent thereto.
1.02    Each New Originator represents and warrants that after giving effect to the Supplementary Schedules, each of the representations and warranties contained in Section 4.01 of the Sale and Servicing Agreement will be true and correct as to such New Originator as of the date specified therein. The “Effective Date” for each New Originator for the purposes of Article IV of the Sale and Servicing Agreement shall be the date hereof.
1.03    Each New Originator hereby agrees to deliver Control Agreements to the Administrative Agent, each in form and substance satisfactory to the Administrative Agent, in respect of the applicable accounts described on the Supplementary Schedules on or before February 15, 2016 (the “Control Agreement Delivery Deadline”). In the event that either New Originator has failed to deliver such Control Agreement on or before the Control Agreement Delivery Deadline, from and after the Control Agreement Delivery Deadline all Receivables in respect of which the related obligor has been directed to pay to any such account or related lockbox shall not constitute “Eligible Receivables” until such date as a Control Agreement has been delivered to the Administrative Agent.
SECTION 2.    Amendments to the Sale and Servicing Agreement. Effective as of the Amendment Effective Date (as defined below) and subject to the satisfaction of the conditions precedent set forth in Section 5 below, the Sale and Servicing Agreement is hereby amended as follows:
2.01    Each applicable schedule to the Sale and Servicing Agreement is hereby amended to include the information set forth in the supplements (the “Supplementary Schedules”) to each of the schedules to the Sale and Servicing Agreement attached hereto.
2.02    Annex X to the Sale and Servicing Agreement is hereby amended as described in Section 3.08 below.
SECTION 3.    Amendments to the Funding Agreement. Effective as of the Amendment Effective Date (as defined below) and subject to the satisfaction of the conditions precedent set forth in Section 5 below, the Funding Agreement is hereby amended as follows:
3.01    Section 2.08(h) of the Funding Agreement is hereby amended and restated in its entirety as follows:
(h)    Any and all payments by the Borrower hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, Charges or withholdings, excluding (i) taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized (or by any political subdivisions thereof) or is doing business other than solely as a result of this Agreement or any Related Document, (ii) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance, Letter of Credit Obligations or other Outstanding Principal Amounts pursuant to a law in effect on the date on which such Lender acquires such interest in the Advance, Letter of Credit Obligations or other Outstanding Principal Amounts except to the extent that, pursuant to this Section, amounts with respect to such taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, (iii) taxes attributable to such Lender’s failure to comply with Section 2.10 and (iv) any U.S. federal withholding taxes imposed under FATCA (such non-excluded taxes, levies, imposts, deductions, Charges and withholdings being “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (x) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions, and (z) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.
3.02    Section 2.09(b) of the Funding Agreement is hereby amended and restated in its entirety as follows:
(b)    If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document, including with respect to any Advances, Letter of Credit Obligations or other Outstanding Principal Amount (including as a result of subjecting any Affected Party to any taxes, levies, imposts, deductions, Charges or withholdings (other than (A) Indemnified Taxes, (B) taxes excluded in the first sentence of Section 2.08(h) and (C) taxes indemnified under Section 12.04(b)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances, Letter of Credit Obligations or other Outstanding Principal Amount (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Index Rate. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).
3.03    Section 2.10 of the Funding Agreement is hereby amended and restated in its entirety as follows:
Section 2.10    U.S. Withholding Taxes.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Related Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the

Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)    Without limiting the generality of the foregoing, in the event that the Borrower is a United States person as defined in the IRC,
(i)    any Lender that is a United States person as defined in the IRC shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Lender that is not a United States person as defined in the IRC shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)     in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Related Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Related Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D)    to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)     any Lender that is not a United States person as defined in the IRC shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Related Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(c)    For purposes of determining withholding taxes imposed under FATCA, from and after the Omnibus Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Advances, Letter of Credit Obligations and other Outstanding Principal Amounts as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
3.04    Section 2.12(h) of the Funding Agreement is hereby deleted in its entirety.
3.05    Section 4.01 of the Funding Agreement is hereby amended by adding the following new clause (w):
(w)    The Borrower (i) is not a “covered fund” as defined in the final regulations issued December 10, 2013 implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall

Street Reform and Consumer Protection Act) and (ii) is not an “investment company” within the meaning of the Investment Company Act. The Seller relies on an exemption from the definition of “investment company” under the Investment Company Act in Section 3(c)(5) of the Investment Company Act, although there may be additional applicable exclusions or exemptions.
3.06    Section 8.01(t) of the Funding Agreement is hereby amended and restated in its entirety as follows:
(t)    (i) the Defaulted Receivables Trigger Ratio shall exceed 6%; (ii) the Delinquency Ratio shall exceed 6.0%; (iii) the Dilution Trigger Ratio shall exceed 10.0%; or (iv) the Receivables Collection Turnover shall exceed 60 days; or
3.07    Exhibit 12.02(b) to the Funding Agreement is hereby amended by deleting Section 3.1(h) thereof in its entirety.
3.08    Section 1 of Annex X to the Funding Agreement is hereby amended by:
(a)    Adding the following new definitions in appropriate alphabetical order therein:
“FATCA” shall mean Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.
“Omnibus Amendment Effective Date” shall mean December 30, 2015.
(b)    Amending and restating the following definitions in their entirety as follows:
“Fee Letter” shall mean that certain second amended and restated letter agreement dated the Omnibus Amendment Effective Date between the Borrower and the Administrative Agent
“Final Advance Date” shall mean December 30, 2020, as such date may be extended with the consent of the Borrower, the Lenders and the Administrative Agent.
“Swing Line Lender” shall mean CF Lending LLC.
(c)    Deleting the following definition in its entirety: “Incremental Commitment Fee Percentage”.
(d)    Amending and restating clause (a) of the definition of “Eligible Receivable” appearing therein in their entirety as follows:
(a)    (i) that is due and payable within 30 days of the Billing Date thereof and (ii) with respect to which no payment or part thereof remains unpaid for more than 60 days after its Maturity Date or more than 90 days after its Billing Date;

provided that Transferred Receivables with an aggregate Receivables Balance of up to $2,000,000 at any one time for which a portion remains unpaid for more than 90 days after its Billing Date but less than 120 days after its Billing Date shall not fail to constitute Eligible Receivables because of this clause (a)(i) and/or (a)(ii);
SECTION 4.    Sale of Administrative Agent; Assignment of Loans; Resignation of Administrative Agent and Appointment of Successor Administrative Agent. Notwithstanding anything to the contrary in the Loan Documents (including any consents or notices required under the Loan Documents), in the event of the consummation of a disposition of the business of Administrative Agent managing the Funding Agreement (the “Business”) (a “Sale of Administrative Agent”), and if, as a result of such Sale of Administrative Agent, such Business is sold (or the assets of such Business are sold) to Wells Fargo Bank, N.A. or one of its affiliates (the “Buyer”), the Transaction Parties and the Requisite Lenders, as applicable, consent to the assignment of the Loans held by Administrative Agent and/or its affiliates to the Buyer and further consent to the resignation by the Administrative Agent and appointment of the Buyer as successor Administrative Agent, which consent shall be effective upon notice by Administrative Agent.
SECTION 5.    Conditions Precedent. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which each of the Administrative Agent shall have received each of the documents in listed the Amendment Schedule of Documents attached hereto as Exhibit A. Notwithstanding anything contained in this Amendment (including, without limitation on Exhibit A) to the contrary, the delivery of Control Agreements by the New Originators shall not be a condition precedent to the Amendment Effective Date.
SECTION 6.    Covenants, Representation and Warranties of Rexnord Funding, Zurn Industries, Zurn Pex, Rodney Hunt, GA Industries and Rexnord Industries.
6.01    Upon the effectiveness of this Amendment, each of Rexnord Funding, Zurn Industries, Zurn Pex, Rodney Hunt, GA Industries and Rexnord Industries hereby (i) reaffirms all covenants, representations and warranties made by it in the Agreements to which it is a party to the extent the same are not amended hereby and (ii) agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment.
6.02    Each of Rexnord Funding, Zurn Industries, Zurn Pex, Rodney Hunt, GA Industries and Rexnord Industries hereby represents and warrants that this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 7.    Ratification. Each Agreement and each other Transaction Document to which any of the parties hereto is a party, in each case, as amended hereby, is hereby ratified, approved and confirmed in all respects.
SECTION 8.    Reference to and Effect on the Agreements.
8.01    Upon the effectiveness of this Amendment, (i) each reference in an Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to such Agreement as amended hereby, and (ii) each reference to an Agreement in any document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to such Agreement as amended hereby.

8.02    Except as specifically amended above, the terms and conditions of each Agreement and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.
8.03    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Agents under any of the Agreements or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.
SECTION 9.    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 10.    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (INCLUDING 735 ILCS SECTION 105/5-1 ET. SEQ. BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS).
SECTION 11.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
SECTION 12.    Integration. This Amendment contains the entire understanding of the parties hereto with regard to the subject matter contained herein. This Amendment supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters referred to in this Amendment, all of which have become merged and finally integrated into this Amendment. Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Amendment, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Amendment not included or referred to herein and not reflected by a writing included or referred to herein.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective signatories as of the date first above written.

REXNORD INDUSTRIES, LLC,
as an Originator and as the Servicer

By: /s/ Daniel Klun
Name: Daniel Klun
Title: Vice President and Controller

ZURN INDUSTRIES, LLC,
as an Originator

By: /s/ Daniel Klun
Name: Daniel Klun
Title: Vice President and Controller

ZURN PEX, INC.,
as an Originator

By: /s/ Daniel Klun
Name: Daniel Klun
Title: Vice President and Controller

RODNEY HUNT - FONTAINE INC.,
as an Originator

By: /s/ Daniel Klun
Name: Daniel Klun
Title: Vice President and Controller

GA INDUSTRIES, LLC,
as an Originator

By: /s/ Daniel Klun
Name: Daniel Klun
Title: Vice President and Controller

REXNORD FUNDING LLC,
as the Buyer, as an Originator and as the Borrower

By: /s/ Daniel Klun
Name: Daniel Klun
Title: Vice President and Controller

GENERAL ELECTRIC COMPANY, as successor by merger to General Electric Capital Corporation, as Administrative Agent
By: /s/ Sabina Lin
Name: Sabina Lin
Title: Duly Authorized Signatory

CF LENDING, LLC,
as Swing Line Lender and as a Lender
By: /s/ Sabina Lin
Name: Sabina Lin
Title: Duly Authorized Signatory